Exhibit 10.1

ACTUANT CORPORATION

February 24, 2016

Randal Baker

Dear Randy,

Offer and Position

We are very pleased to extend an offer of employment to you for the position of Chief Executive Officer of Actuant Corporation, a Wisconsin corporation (the "Company"). The Board is also prepared to appoint you as a director of the Company. This offer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter.

Duties

In your capacity as Chief Executive Officer, you will perform duties and responsibilities that are commensurate with your position, and such other duties as may be assigned to you from time to time. You will report directly to the Board of Directors of the Company (the "Board"). You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company's interests. Notwithstanding the foregoing, nothing in this letter shall preclude you from devoting reasonable periods of time to charitable and community activities and managing personal investment assets.

Start Date

Subject to satisfaction of all of the conditions described in this letter, your anticipated start date is March 1, 2016 ("Start Date").

Base Salary

In consideration of your services, you will be paid an initial base salary of $850,000 per year, subject to review annually, payable in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law.

Annual Bonus

You will have an opportunity to earn an annual cash bonus based on the achievement of the same performance objectives for fiscal 2016 currently in place for our executive team members. For Fiscal 2016, your annual target cash bonus will be one times your base salary $850,000, ($425,000 on a pro rata basis), of which $212,500 is guaranteed and will be paid in accordance with the Company’s current practices. The Board will establish your target bonus and performance objectives on an annual basis going forward.

Equity Grants (LTI)

On the first day of the open trading window in March 2016, you will be granted stock options and restricted stock units with an aggregate value of $2,300,000, 50% of which shall be in the form of stock options and 50% of which shall be in the form of restricted stock units (the “Equity Award”). The options will have an exercise price equal to and the restricted stock units will be priced based on, the closing market price of the Company’s stock on the grant date. The Equity Award will be subject to the terms and conditions of the Actuant Corporation 2009 Omnibus Incentive Plan, as amended, and the specific award agreements. The Equity Award will vest as follows: 50% on the three-year anniversary of the grant date and the remaining 50% on the five-year anniversary of the grant date.

For each full fiscal year of employment, you will be eligible to receive an annual equity award determined by the Board in its discretion.

Signing Bonus

You will be entitled to participate in the Company’s Investment/Matching Restricted Stock Grant Program for senior executives of the Company (the “Program”). Under the Program the Company will grant one share of restricted stock or one restricted stock unit (the “Matching Shares”) for every two shares of Company common stock purchased by you during the open trading windows in March 2016, June 2016 and October 2016.  The maximum value of the stock that may be purchased and subject to the Program is limited to $2,000,000 (maximum value of Matching Shares is $1,000,000). The Matching Shares will cliff vest on the third anniversary of the grant date contingent on you continuing to hold the purchased shares and remaining an employee with the Company; provided, however, that the Matching Shares will fully vest in the event of (a) a termination of your employment without cause; or (b) your death or total and permanent disability. All grants will be made pursuant to the Actuant Corporation 2009 Omnibus Incentive Plan, as amended.

Benefits and Perquisites

You will be eligible to participate in the employee benefit plans and programs generally available to the Company's senior executives, including group medical, dental, vision and life insurance, and disability benefits, subject to the terms and conditions of such plans and programs. You will be entitled to paid vacation in accordance with the Company's policies in effect from time to time. You will also be entitled to the fringe benefits and perquisites that are made available to other similarly situated executives of the Company, each in accordance with and subject to the eligibility and other provisions of such plans and programs. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

Withholding

All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

Stock Ownership Requirements

As Chief Executive Officer of the Company, you will be required to comply with the Company's Stock Ownership Requirements applicable to executive officers, which requires the Chief Executive Officer to maintain stock ownership equal in value to at least five times base salary within three years of the Start Date.

At-will Employment

Your employment with the Company will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.

Clawback

Any amounts payable hereunder are subject to any policy (whether currently in existence or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to you. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

Governing Law

This offer letter shall be governed by the laws of Wisconsin, without regard to any state’s conflict of law principles.

Contingent Offer

This offer is contingent upon:

(a) Verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Start Date;

(b) Completion of your background check and drug screening with results satisfactory to the Company; and

(c) Approval by the Board of your election as Chief Executive Officer and as a director of the Company.

Representations

By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

If you have any questions about the above details, please call me. If the foregoing is acceptable, please sign below and return this letter to me. This offer is open for you to accept until 5:00 p.m. on Wednesday, February 24, 2016, at which time it will be deemed to be withdrawn.

Yours sincerely,

ACTUANT CORPORATION

By:/s/ Robert C. Arzbaecher

Its: CEO

Acceptance of Offer

I have read, understood and accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

RANDAL BAKER

Signed: /s/ Randal Baker

Date 2/24/16